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                                                                   Exhibit 99.1


                          USA NETWORKS, INC. ANNOUNCES
                             TWO-FOR-ONE STOCK SPLIT

NEW YORK, NY, JANUARY 20, 2000 - USA Networks, Inc. (NASDAQ: USAI) announced today that its Board of Directors has approved the declaration of a dividend to USAI shareholders in the form of a distribution of one share of USAI common stock for each share of USAI common stock outstanding as of February 10, 2000, the record date for the stock dividend, with a payment date of February 24, 2000. The two-for-one stock split will also include an identical stock dividend with respect to the company's Class B common stock, to be paid in the form of one share of Class B common stock for each outstanding Class B share as of February 10, 2000.

USAI shareholders as of the record date do not need to take any action in connection with the stock dividend. Shareholders will receive a communication from the company regarding the dividend shortly after the record date.


ABOUT USAI
USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: USA Network; SCI FI Channel; Studios USA; USA Films; USA Broadcasting; Home Shopping Network; Ticketmaster; USA Electronic Commerce and Services and USA Networks Interactive, which includes the Hotel Reservations Network, SCIFI.com, USAnetwork.com and the Internet Shopping Network, whose primary services are FirstAuction.com and FirstJewelry.com. The company also owns a controlling interest in Ticketmaster Online-CitySearch, Inc., (NASDAQ: TMCS) a leading internet provider of local content and online transactions.


For further information, media please contact Adrienne Becker for USA Networks, Inc. 212/314-7254, and for investors please contact Roger Clark, 212/314-7400.